Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth Street, N.W.
 Washington, DC 20036

March 16, 2018

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special securities counsel for Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 4,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Company’s 401(k) Profit Sharing Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion.  On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the law of the State of Maryland as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP